Exhibit 99.3

CONSENT OF TIBERTO BRANDOLINI D’ADDA

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this Registration Statement on Form F-1 (the “Registration Statement”) of Fiat Investments N.V. (to be renamed Fiat Chrysler Automobiles N.V. upon effectiveness of the Merger as defined in the Registration Statement) (“FCA”), and any amendments thereto, as a person who is about to become a director on FCA’s Board of Directors following the completion of the Merger and consents to the filing of this consent as an exhibit to the Registration Statement.

By:	/s/ Tiberto Brandolini d’Adda
Name:	Tiberto Brandolini d’Adda
Date:	October 10, 2014